Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 24, 2019

FOR IMMEDIATE RELEASE

For more information, contact:

Chevis C. Swetman, President

228-435-8205

cswetman@thepeoples.com

PEOPLES FINANCIAL CORPORATION

REPORTS RESULTS FOR SECOND QUARTER OF 2019

BILOXI, MS (July 24, 2019)—Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, announced results for the second quarter ending June 30, 2019.

The company reported a net loss of $328,000 for the second quarter of 2019 compared to net income of $63,000 for the second quarter of 2018. The company reported net income of $77,000 for the six months ended June 30, 2019 compared to net income of $355,000 for the six months ended June 30, 2018.

Favorably impacting first quarter of 2019 results was the payoff of a $1.5 million nonaccrual loan which resulted in the recovery of $135,000 of interest income. Results for the second quarter of 2019 included non-recurring expenses relating to the settlement of a lawsuit as well as increased write-downs in the fair value of other real estate.

“We are pleased by the continued increase in loan income over the last several quarters. This is our primary revenue strategy and it is gratifying to see this positive trend,” said Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank. He added, “Unfortunately, the non-recurring expenses materially impacted our overall results.”

The company’s capital position continues to be excellent with the primary capital ratio increasing to 15.66% at June 30, 2019, compared to 14.05% at June 30, 2018. The company’s book value per share was $18.79 and $17.09 as of June 30, 2019 and 2018, respectively.

Founded in 1896, with $622 million in assets as of June 30, 2019, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly owned subsidiary of Peoples Financial Corporation, listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION
(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net interest income	$4,340	$4,219	$8,960	$8,488
Provision for loan losses	56	28	110	63
Non-interest income	1,599	1,634	3,065	3,196
Non-interest expense	6,211	5,762	11,838	11,266
Net income (loss)	(328)	63	77	355
Earnings (loss) per share	$(.06)	.01	.02	.07

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Allowance for loan losses, beginning of period	$5,376	$6,212	$5,340	$6,153
Recoveries	26	70	84	246
Charge-offs	(512)	(802)	(588)	(954)
Provision for loan losses	56	28	110	63
Allowance for loan losses, end of period	$4,946	$5,508	$4,946	$5,508

ASSET QUALITY	June 30,
	2019	2018
Allowance for loan losses as a percentage of loans	1.86%	2.03%
Loans past due 90 days and still accruing	$1	$30
Nonaccrual loans	10,143	9,373

PERFORMANCE RATIOS (annualized)	June 30,
	2019	2018
Return on average assets	.02%	.11%
Return on average equity	.17%	.81%
Net interest margin	3.23%	2.97%
Efficiency ratio	99%	97%
Primary capital	15.66%	14.05%

BALANCE SHEET SUMMARY	June 30,
	2019	2018
Total assets	$622,422	$641,281
Securities	277,138	287,851
Loans	266,097	271,795
Other real estate	9,012	9,888
Total deposits	493,635	523,263
Shareholders' equity	92,869	86,086
Book value per share	18.79	17.09
Weighted average shares	4,943,186	5,067,208